Exhibit 99.1
Thank you for joining us this morning.
I’m glad to take a few minutes to update you on where we stand and what we’re doing, and then I’ll open the floor for questions.
Let’s start with a quick look back at FY11 before I address FY12 and our future.

I won’t read this legal fine print aloud in detail.
But please consider this: Everything I’m saying today is based on facts and other inputs as we understand them today and our current interpretation of those factors and business judgment based on them.
Keep in mind that there’s unavoidably uncertainty and some degree of risk in all forward-looking statements.

We were glad to deliver record revenue last year, despite extra challenges in Q1 as we completed our move from Whippany.
We are off to a good start for FY12 and our objective is to set another revenue record.
We also improved our profitability, in terms of EBITDA as a % of sales, despite some unusual 1- time expenses.

We are proud to have continued driving down our Net Debt.
The debt we inherited from TransTechnology was once a major strategic weakness that limited our ability to do a number of things.
Today our debt is no longer a material factor and our balance sheet is now a strategic asset.
We continue to evaluate alternative applications for the cash we are generating.

Our move from Union is completed and we are 100% operational in all aspects.
As previously reported, we were able to negotiate a new 3-year contract with our union, without any work stoppage.
Making major changes to our health plan was overdue, but the implementation has gone well. That said, projected medical cost inflation of 10% per year will continue to be very challenging for us, and all other U.S. businesses.
We have now fully recovered from the IT issues we had in Q3 of FY11 and are back to making progress implementing smarter use of IT systems, under the leadership of our new IT Director.

I am pleased that our stock price is up more than 30% since our last Shareholders meeting in September, 2010.
But I can offer no specific explanation for the jump in our stock price in March and again in June, nor any explanation for the drop in August and September other than general stock market factors.
We’re still focused on continuing to improve our customer satisfaction and financial performance and we remain confident that as we do this, the increased intrinsic value of our company will be reflected in a higher stock price.

Now, looking ahead, I think we face both threats and opportunities.
•	Our MoD customers in Europe adjusted their defense budgets 2 years ago; we’ve seen stretch-outs in some buying, but this has also created some opportunities.

•	I think it’s unrealistic to expect that Congress will be able to address our unsustainable deficit and national debt issues without some significant Defense Budget cuts. While the areas and degree of specific cuts are impossible to predict, we think the missions that drive use of our systems will be less vulnerable than other areas.

•	We are working closely with several of our OEM customer-partners on new platform opportunities.

•	We also expect growing use and purchase of our products by customers outside of the U.S. and Europe.

We are proud to be supporting all of the U.S. Armed services. Our equipment has been used extensively in Afghanistan and Iraq and we have been glad to get very positive reports on our reliability and performance.
The breadth of our platforms makes us less vulnerable to cutbacks in any one program, and our strong MRO and spare parts positions protect our revenue streams even if new equipment procurement is cut drastically.

     At our last Shareholders Meeting, I addressed how we’re building on the core strengths that have been the foundation for our success, but are also building new strengths.

Any of you who visited our Union facility will clearly recognize what a significant step forward this Whippany facility is.
We are continuing to evolve our organization and our strategies, address customer issues and improve customer satisfaction, and improve our financial performance.
My personal estimate is that since the start of 2010, we’ve made about 15-20% of the changes and improvements that I think we need to make. That’s a good start, but we’re working this year on picking up the pace of change.

Because I’m sure our competitors will be closely reviewing these materials, I’m not going to be too specific about our strategies.
But we are taking actions to improve our performance in ways that we expect will:
•	give customers compelling reasons to choose us,

•	improve our market share and sales,

•	expand our product portfolio with higher value products and systems, and

•	build economies of scale,
which will cumulatively make this company more successful and valuable.
We are selectively hiring to add talent in key areas to support continued growth.

This is an updated version of a slide I showed at last year’s meeting.
The red is our NRE expenses for our ongoing product development for the A400M, CH-53K, AW-159, V-22, C-27J, CH-47, and H-92 programs.
The green is the revenues we project from those programs. Over the life of these programs, we still expect to generate over $300 Mil in revenue.
We will continue to invest in programs like these that we expect will increase the net present value of our company.

Some prospective investors in our company look at the environmental liabilities we inherited from TransTechnology as a negative consideration.
We are executing specific work plans for each of our environmental sites. Now that we have available cash, we are using some of it to move more aggressively on the remediation of some of these sites.
I’m glad to report that we’ve already added another environmental site to our “Case Closed” list, and we think we’re pretty close on 4 other sites.
Our long range objective is to get as many sites as we can onto the “Case Closed” list, and to have fully reserved and funded plans and ongoing programs for the remaining sites. We want to make our Environmental sites a minor factor in the valuation of our stock.

Our goals have not wavered since our meeting last year.
We’ve made some good and important progress in FY11 and in the first half of FY12, but all of us on the Leadership Team know there’s more to be done. We’re proud of who we are and the many accomplishments of our company, but we’re also excited by how much better we expect to make Breeze-Eastern.